THE STANLEY WORKS AND SUBSIDIAIRES
                     COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (In Millions of Dollars)


                                                   FIRST QUARTER
                                                    1999   1998
                                                  ------  ------

   Earnings before income taxes                    $47.4   $58.2

   Add:
        Interest expense                             8.7     6.8
        Portion of rents representative of
           interest factor                           3.8     2.9
        Amortization of expense on long-
           term debt                                 0.1       -
                                                  ------  ------
   Income as adjusted                              $60.0   $67.9
                                                  ======  ======
   Fixed charges:
        Interest expense                            $8.7    $6.8
        Portion of rents representative of
           interest factor                           3.8     2.9
        Amortization of expense on long-
           term debt                                 0.1      -
                                                  ------  ------
   Fixed charges                                   $12.6    $9.7
                                                  ======  ======

   Ratio of earnings to fixed charges               4.76    7.00
                                                  ======  ======